April 27, 2021

First Busey Announces 2021 First Quarter Earnings

CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Message from our Chairman & CEO

First Quarter 2021 Highlights:

●First quarter 2021 net income of $37.8 million and diluted EPS of $0.69
●First quarter 2021 adjusted net income1 of $38.1 million and adjusted diluted EPS1 of $0.69, an increase from $34.3 million and $0.62, respectively in the fourth quarter of 2020, and $15.5 million and $0.28, respectively in the first quarter of 2020
●Tangible book value per common share1 of $16.65 at March 31, 2021, as compared to $16.66 at December 31, 2020, and $15.57 at March 31, 2020, an increase of 6.9% year-over-year
●Wealth management assets under care of $10.69 billion at March 31, 2021, up from $10.23 billion at December 31, 2020, and $8.93 billion at March 31, 2020
●Entry into definitive agreement to acquire Cummins-American Corp., the holding company for Glenview State Bank
●For additional information, please refer to the 1Q21 Quarterly Earnings Supplement

First Quarter Financial Results

Net income for First Busey Corporation (“First Busey” or the “Company”) for the first quarter of 2021 was $37.8 million, or $0.69 per diluted common share, as compared to $28.3 million, or $0.52 per diluted common share, for the fourth quarter of 2020 and $15.4 million, or $0.28 per diluted common share, for the first quarter of 2020.  Adjusted net income1 for the first quarter of 2021 was $38.1 million, or $0.69 per diluted common share, as compared to $34.3 million, or $0.62 per diluted common share, for the fourth quarter of 2020 and $15.5 million, or $0.28 per diluted common share, for the first quarter of 2020.  For the first quarter of 2021, annualized return on average assets and annualized return on average tangible common equity1 were 1.45% and 16.80%, respectively.  Based on adjusted net income1, annualized return on average assets was 1.46% and annualized return on average tangible common equity1 was 16.91% for the first quarter of 2021.

Pre-provision net revenue1 for the first quarter of 2021 was $40.2 million as compared to $38.5 million for the fourth quarter of 2020 and $35.8 million for the first quarter of 2020.  Adjusted pre-provision net revenue1 for the first quarter of 2021 was $42.8 million as compared to $47.2 million for the fourth quarter of 2020 and $38.2 million for the first quarter of 2020.  Pre-provision net revenue to average assets1 for the first quarter of 2021 was 1.54% as compared to 1.47% for the fourth quarter of 2020 and 1.49% for the first quarter of 2020.  Adjusted pre-provision net revenue to average assets1 for the first quarter of 2021 was 1.64% as compared to 1.80% for the fourth quarter of 2020 and 1.59% for the first quarter of 2020.

We continue to see strong performance and contribution from our fee-based businesses.  In the first quarter of 2021, wealth management fees were $12.6 million, an increase of 8.9% from the first quarter of 2020, while remittance processing revenue was $4.4 million, an increase of 17.7% from the same period last year.  Mortgage revenue was $2.7 million in the first quarter of 2021, up from $1.4 million in the first quarter of 2020.  Non-interest income from all sources accounted for almost 33% of our total revenue in the first quarter of 2021.

We experienced further pressure on our net interest margin in the quarter.  The Company reported net interest income of $64.9 million in the first quarter of 2021, down from $72.9 million in the fourth quarter of 2020, and $69.4 million in the first quarter of 2020.  A $4.3 million decrease in net fee recognition on Paycheck Protection Program (“PPP”) loans and $0.4 million decrease in recognized contractual interest income on PPP loans, accounted for a majority of the $8.0 million quarter-over-quarter decline in reported net interest income.  Declines in PPP related revenue were the result of lower average carrying balances and reduced rates of PPP loan forgiveness in the quarter.  Other factors contributing to the overall decline in net interest income in the first quarter of 2021 include the low rate environment, balance sheet repricing dynamics, and declining loan balances (excluding PPP loans).  Our reported net interest margin was 2.72% in the first quarter of 2021 as compared to 3.06% in the fourth quarter of 2020.

The Company remains focused on managing expenses and driving efficiency.  Total adjusted non-interest expense, excluding intangible amortization and one-time non-operating items1, was $51.8 million in the first quarter of 2021, compared to $54.1 million in the fourth quarter of 2020 and $57.8 million in the first quarter of 2020.  As a result, our adjusted efficiency ratio1 improved to 54.33% in the first quarter of 2021 from 59.54% in the first quarter of 2020.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” for reconciliation.

Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.34% at March 31, 2021, compared to 0.36% at December 31, 2020, and 0.40% at March 31, 2020.  As a result of the continued strength in asset quality performance metrics, as well as improved macroeconomic outlooks and unguaranteed loan balance declines, the first quarter 2021 results reflect a provision release, as compared to a reserve build at the onset of the coronavirus disease 2019 (“COVID-19”) pandemic in the first quarter of 2020.  Specifically, the Company recorded a $6.8 million negative provision for loan losses and provision expense for unfunded commitments of $0.4 million.  The aggregate net effect of $6.4 million negative provision expense contributed approximately $0.09 per share to our first quarter results on an after-tax basis.  The allowance for credit losses was $93.9 million at March 31, 2021, representing 1.39% of total portfolio loans outstanding and 1.50% of portfolio loans excluding PPP loans.

The Company views certain non-operating items, including acquisition-related and other restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles (“GAAP”).  Non-operating pretax adjustments for the first quarter of 2021 included $0.3 million of expenses related to acquisitions.  The Company believes that non-GAAP measures (including adjusted pre-provision net revenue, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share, and return on average tangible common equity) facilitate the assessment of its financial results and peer comparability.  A reconciliation of these non-GAAP measures is included in tabular form at the end of this release.

Acquisition of Cummins-American Corp.

On January 19, 2021, the Company and Cummins-American Corp. (“CAC”), the holding company for Glenview State Bank (“GSB”), jointly announced the signing of a definitive agreement pursuant to which the Company will acquire CAC and GSB through a merger transaction.  The partnership will enhance the Company’s existing deposit, commercial banking, and wealth management presence in the Chicago-Naperville-Elgin, IL-IN-WI Metropolitan Statistical Area.

Under the terms of the merger agreement, CAC’s shareholders will have the right to receive 444.4783 shares of First Busey’s common stock and $27,969.67 in cash for each share of common stock of CAC with total consideration to consist of approximately 73% cash and 27% stock.  Based upon the closing price of Busey’s common stock of $23.54 on January 15, 2021, the implied per share purchase price is $38,432.69 with an aggregate transaction value of approximately $190.8 million.  The merger agreement provides that the cash consideration to be paid in the merger will be funded with a combination of cash from First Busey and a special dividend to be paid by CAC to its shareholders.  Specifically, immediately prior to closing and subject to the completion of all closing conditions, CAC will cause GSB to pay a one-time special cash dividend of $60.0 million to CAC and, upon receipt, CAC will declare and issue a $60.0 million special cash dividend to CAC’s shareholders, which will be used to fund, in part, the cash consideration to be paid to CAC’s shareholders at closing.  Further, the cash portion of the merger consideration is subject to downward adjustment in the event that CAC’s consolidated tangible common equity as of the closing date of the first-step merger, and as adjusted in accordance with the merger agreement, is less than $169.6 million.  Specifically, in the event of a CAC tangible common equity shortfall, the cash portion of the merger consideration will be reduced on a dollar-for-dollar basis to the extent of such shortfall.

The transaction is expected to close in the second quarter of 2021, subject to customary closing conditions and approval by CAC’s shareholders.  Required regulatory approvals for the acquisition have been obtained.  It is anticipated GSB will be merged with and into Busey Bank in the third quarter of 2021.  At the time of the bank merger, GSB banking centers will become banking centers of Busey Bank.

COVID-19 Update

The Company continues to navigate the economic environment caused by COVID-19 effectively and prudently and remains resolute in its focus on serving its customers, communities, and associates while protecting its balance sheet.  The Company remains vigilant, given that negative impacts of COVID-19, such as further margin compression and a deterioration in asset quality, could impact future quarters.

To alleviate some of the financial hardships faced as a result of COVID-19, First Busey offered an internal Financial Relief Program to qualifying customers.  The program included options for short-term loan payment deferrals and certain fee waivers.  As of March 31, 2021, the Company had 72 commercial loans remaining on payment deferrals representing $197.1 million in loans.  Importantly, only $29.7 million of these balances remain on full payment deferral with the remaining $167.4 million on interest only deferral.  In addition, as of March 31, 2021, the Company had 178 retail loans remaining on payment deferrals representing $24.9 million in loans.

First Busey served as a bridge for the PPP, actively helping existing and new business clients sign up for this important financial resource.  The Company originated a total of $749.4 million in first round PPP loans representing 4,569 new and existing customers.  As of March 31, 2021, the Company had received approximately $478.5 million in loan forgiveness from the SBA and had submitted forgiveness applications to the SBA for another $131.6 million.  Net fee income accretion recognized on these loans in the first quarter of 2021 was $3.3 million, as compared to $7.9 million in the fourth quarter of 2020.

On December 27, 2020, the Economic Aid Act extended the authority to make PPP loans through March 31, 2021, and revised certain PPP requirements.  On March 30, 2021, the President signed the PPP Extension Act of 2021, which extended the PPP application deadline to May 31, 2021.  As of March 31, 2021, the Company originated a total of $262.5 million in second round PPP loans representing 2,123 new and existing customers.  Net fee income accretion recognized on the loans related to this new round of PPP in the first quarter of 2021 was $0.3 million.

At March 31, 2021, First Busey had $533.4 million in total PPP loans outstanding, with an amortized cost of $522.1 million, representing 3,441 customers.

Community Banking

First Busey’s goal of being a strong community bank for the communities it serves begins with outstanding associates.  The Company is honored to be named among the 2020 Best Banks to Work For by American Banker, the 2021 Best Places to Work in Illinois by Daily Herald Business Ledger, the 2020 Best Companies to Work For in Florida by Florida Trend magazine, the 2021 Best Place to Work in Indiana by the Indiana Chamber of Commerce, and the 2020 Best Places to Work in Money Management by Pensions and Investments.

In today’s fluid, ever-evolving landscape, the Company remains steadfast in our commitment to the customers and communities we serve.  We take pride in our culture and all the work completed by our associates in response to COVID-19.  As we continue growing forward, we are excited to welcome our CAC colleagues into the First Busey family and feel confident that the transaction and our continued efforts will lead to attractive financial returns in future periods.

/s/ Van A. Dukeman

Chairman, President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS (Unaudited)
(dollars in thousands, except per share data)

	As of and for the
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
EARNINGS & PER SHARE DATA
Net income	$37,816	$28,345	$30,829	$25,806	$15,364
Diluted earnings per share	0.69	0.52	0.56	0.47	0.28
Cash dividends paid per share	0.23	0.22	0.22	0.22	0.22
Pre-provision net revenue[1,2]	40,198	38,507	45,922	45,394	35,849
Revenue[3]	94,697	102,580	102,464	98,462	96,363

Net income by operating segments:
Banking	35,528	28,573	31,744	25,985	14,924
Remittance Processing	429	406	578	528	860
Wealth Management	4,682	3,334	3,166	3,082	3,599

AVERAGE BALANCES
Cash and cash equivalents	$536,457	$551,844	$836,097	$563,022	$477,242
Investment securities	2,561,680	2,077,284	1,824,327	1,717,790	1,738,564
Loans held for sale	31,373	52,745	104,965	108,821	61,963
Portfolio loans	6,736,664	6,990,414	7,160,757	7,216,825	6,658,277
Interest-earning assets	9,752,294	9,557,265	9,805,948	9,485,200	8,817,544
Total assets	10,594,245	10,419,364	10,680,995	10,374,820	9,688,177

Non-interest bearing deposits	2,688,845	2,545,830	2,592,130	2,472,568	1,842,743
Interest-bearing deposits	6,033,613	5,985,020	6,169,377	6,073,795	6,081,972
Total deposits	8,722,458	8,530,850	8,761,507	8,546,363	7,924,715

Securities sold under agreements to repurchase	184,694	194,610	190,046	184,208	182,280
Interest-bearing liabilities	6,521,195	6,482,475	6,694,561	6,527,709	6,512,217
Total liabilities	9,318,551	9,158,066	9,432,547	9,141,550	8,470,017
Stockholders' equity - common	1,275,694	1,261,298	1,248,448	1,233,270	1,218,160
Tangible stockholders' equity - common[2]	913,001	896,178	880,958	863,571	845,920

PERFORMANCE RATIOS
Pre-provision net revenue to average assets[1,2]	1.54%	1.47%	1.71%	1.76%	1.49%
Return on average assets	1.45%	1.08%	1.15%	1.00%	0.64%
Return on average common equity	12.02%	8.94%	9.82%	8.42%	5.07%
Return on average tangible common equity[2]	16.80%	12.58%	13.92%	12.02%	7.30%
Net interest margin[2,4]	2.72%	3.06%	2.86%	3.03%	3.20%
Efficiency ratio[2]	54.67%	59.70%	52.42%	50.97%	59.69%
Non-interest revenue as a % of total revenues[3]	31.47%	28.90%	31.92%	28.08%	27.95%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue[1,2]	$42,753	$47,156	$48,701	$46,448	$38,211
Adjusted net income[2]	38,065	34,255	32,803	26,191	15,479
Adjusted diluted earnings per share[2]	0.69	0.62	0.60	0.48	0.28
Adjusted pre-provision net revenue to average assets[2]	1.64%	1.80%	1.81%	1.80%	1.59%
Adjusted return on average assets[2]	1.46%	1.31%	1.22%	1.02%	0.64%
Adjusted return on average tangible common equity[2]	16.91%	15.21%	14.81%	12.20%	7.36%
Adjusted net interest margin[2,4]	2.63%	2.96%	2.75%	2.93%	3.07%
Adjusted efficiency ratio[2]	54.33%	52.39%	49.97%	50.48%	59.54%

[1] Net interest income plus non-interest income, excluding security gains and losses, less non-interest expense.
[2] See “Non-GAAP Financial Information” for reconciliation.
[3] Revenue consists of net interest income plus non-interest income, excluding security gains and losses.
4 On a tax-equivalent basis, assuming a federal income tax rate of 21%.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(dollars in thousands, except per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
ASSETS
Cash and cash equivalents	$404,802	$688,537	$479,721	$1,050,072	$342,848
Investment securities	2,804,101	2,266,717	2,098,657	1,701,992	1,770,881

Loans held for sale	38,272	42,813	87,772	108,140	89,943

Commercial loans	5,402,970	5,368,897	5,600,705	5,637,999	5,040,507
Retail real estate and retail other loans	1,376,330	1,445,280	1,520,606	1,591,021	1,704,992
Portfolio loans	6,779,300	6,814,177	7,121,311	7,229,020	6,745,499

Allowance	(93,943)	(101,048)	(98,841)	(96,046)	(84,384)
Premises and equipment	132,669	135,191	144,001	146,951	149,772
Goodwill and other intangibles	361,120	363,521	365,960	368,053	370,572
Right of use asset	7,333	7,714	7,251	8,511	9,074
Other assets	325,909	326,425	333,796	319,272	327,200
Total assets	$10,759,563	$10,544,047	$10,539,628	$10,835,965	$9,721,405

LIABILITIES & STOCKHOLDERS' EQUITY
Non-interest bearing deposits	$2,859,492	$2,552,039	$2,595,075	$2,764,408	$1,910,673
Interest checking, savings, and money market deposits	4,991,887	5,006,462	4,819,859	4,781,761	4,580,547
Time deposits	1,022,468	1,119,348	1,227,767	1,363,497	1,482,013
Total deposits	$8,873,847	$8,677,849	$8,642,701	$8,909,666	$7,973,233

Securities sold under agreements to repurchase	$210,132	$175,614	$201,641	$194,249	$167,250
Short-term borrowings	4,663	4,658	4,651	24,648	21,358
Long-term debt	226,797	226,792	226,801	256,837	134,576
Junior subordinated debt owed to unconsolidated trusts	71,509	71,468	71,427	71,387	71,347
Lease liability	7,380	7,757	7,342	8,601	9,150
Other liabilities	99,413	109,840	129,360	134,493	126,906
Total liabilities	$9,493,741	$9,273,978	$9,283,923	$9,599,881	$8,503,820
Total stockholders' equity	$1,265,822	$1,270,069	$1,255,705	$1,236,084	$1,217,585
Total liabilities & stockholders' equity	$10,759,563	$10,544,047	$10,539,628	$10,835,965	$9,721,405

SHARE DATA
Book value per common share	$23.29	$23.34	$23.03	$22.67	$22.38
Tangible book value per common share[1]	$16.65	$16.66	$16.32	$15.92	$15.57
Ending number of common shares outstanding	54,345,379	54,404,379	54,522,231	54,516,000	54,401,208

[1]See "Non-GAAP Financial Information" for reconciliation, excludes tax effect of other intangible assets.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(dollars in thousands, except per share data)

	For the Three Months Ended March 31,
	2021	2020

Interest and fees on loans held for sale and portfolio	$62,565	$72,536
Interest on investment securities	9,616	10,659
Other interest income	150	1,238
Total interest income	$72,331	$84,433

Interest on deposits	$3,732	$12,227
Interest on securities sold under agreements to repurchase	57	408
Interest on short-term borrowings	19	67
Interest on long-term debt	2,905	1,554
Junior subordinated debt owed to unconsolidated trusts	725	744
Total interest expense	$7,438	$15,000

Net interest income	$64,893	$69,433
Provision for loan losses	(6,796)	17,216
Net interest income after provision for loan losses	$71,689	$52,217

Wealth management fees	$12,584	$11,555
Fees for customer services	8,037	8,361
Remittance processing	4,418	3,753
Mortgage revenue	2,666	1,381
Income on bank owned life insurance	964	1,057
Net security gains (losses)	1,641	587
Other	1,135	823
Total non-interest income	$31,445	$27,517

Salaries, wages, and employee benefits	$30,384	$34,003
Data processing expense	4,280	4,395
Net occupancy expense	4,563	4,715
Furniture and equipment expense	2,026	2,449
Professional fees	1,945	1,824
Amortization expense	2,401	2,557
Interchange expense	1,484	1,169
Other operating expenses	7,416	9,402
Total non-interest expense	$54,499	$60,514

Income before income taxes	$48,635	$19,220
Income taxes	10,819	3,856
Net income	$37,816	$15,364

SHARE DATA
Basic earnings per common share	$0.69	$0.28
Fully-diluted earnings per common share	$0.69	$0.28
Average common shares outstanding	54,471,860	54,661,787
Diluted average common shares outstanding	55,035,806	54,913,329

Balance Sheet Growth

Total assets were $10.76 billion at March 31, 2021, compared to $10.54 billion at December 31, 2020, and $9.72 billion at March 31, 2020.  At March 31, 2021, portfolio loans were $6.78 billion, compared to $6.81 billion as of December 31, 2020, and $6.75 billion as of March 31, 2020.  Amortized costs of PPP loans of $522.1 million and $446.4 million are included in the March 31, 2021, and December 31, 2020, portfolio loan balances, respectively.  Commercial balances (consisting of commercial, commercial real estate and real estate construction loans), excluding PPP loans, decreased $41.6 million from December 31, 2020.  Retail real estate and retail other loans decreased $69.0 million from December 31, 2020.  The Company’s commercial customer base is sound, and the majority of the decrease is related to line utilization.  The retail real estate and retail other loans decrease is primarily a result of loan run-off.

Average portfolio loans were $6.74 billion for the first quarter of 2021, as compared to $6.99 billion for the fourth quarter of 2020 and $6.66 billion in the first quarter of 2020.  The average balance of PPP loans in the first quarter of 2021 was $482.5 million, compared to $608.9 million in the fourth quarter of 2020.  Average interest-earning assets for the first quarter of 2021 were $9.75 billion compared to $9.56 billion for the fourth quarter of 2020 and $8.82 billion for the first quarter of 2020.

Total deposits were $8.87 billion at March 31, 2021, compared to $8.68 billion at December 31, 2020, and $7.97 billion at March 31, 2020.  Recent fluctuations in deposit balances can be attributed to the retention of PPP loan funding in customer deposit accounts, the impacts of economic stimulus, other core deposit growth, and the seasonality of public funds.  The Company remains funded substantially through core deposits with significant market share in its primary markets.  Core deposits represented 98.2% of total deposits at March 31, 2021, as compared to 95.6% at March 31, 2020.

Net Interest Margin and Net Interest Income

Net interest margin for the first quarter of 2021 was 2.72%, compared to 3.06% for the fourth quarter of 2020 and 3.20% for the first quarter of 2020.  Net interest income was $64.9 million in the first quarter of 2021 compared to $72.9 million in the fourth quarter of 2020 and $69.4 million in the first quarter of 2020.

The Federal Open Market Committee rate cuts during the first quarter of 2020 have contributed to the decline in net interest margin over the past year, as assets, in particular commercial loans, repriced more quickly and to a greater extent than liabilities.  The net interest margin has also been negatively impacted by the sizeable balance of lower-yielding PPP loans, significant growth in the Company’s liquidity position, and the issuance of subordinated debt completed during the second quarter of 2020.  Those impacts were partially offset by the Company’s efforts to lower deposit funding costs as well as the fees recognized related to the PPP loans.  That being said, variability in the timing and amount of net fee recognition tied to forgiveness of PPP loans has had a disparate impact on net interest margin from quarter to quarter.  For example, during the first quarter of 2021, PPP loan interest and net fees contributed $4.8 million to net interest income, as compared to $9.5 million in the fourth quarter of 2020, accounting for approximately 20 basis points of the decline in net interest margin.

Asset Quality

The Company continues to see strong and stable asset quality metrics.  Loans 30-89 days past due were $9.9 million as of March 31, 2021, compared to $7.6 million as of December 31, 2020, and $10.2 million as of March 31, 2020.  Non-performing loans totaled $22.9 million as of March 31, 2021, compared to $24.3 million as of December 31, 2020, and $27.2 million as of March 31, 2020. Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.34% at March 31, 2021, as compared to 0.36% at December 31, 2020, and 0.40% at March 31, 2020.  Excluding the amortized cost of PPP loans, non-performing loans as a percentage of total loans was 0.37% at March 31, 2021, compared to 0.38% at December 31, 2020.

Net charge-offs totaled $0.3 million for the quarter ended March 31, 2021, compared to $0.9 million and $3.4 million for the quarters ended December 31, 2020, and March 31, 2020, respectively.  The allowance as a percentage of portfolio loans was 1.39% at March 31, 2021, as compared to 1.48% at December 31, 2020, and 1.25% at March 31, 2020.  Excluding the amortized cost of PPP loans, the allowance as a percentage of portfolio loans was 1.50% at March 31, 2021, compared to 1.59% at December 31, 2020.  The allowance as a percentage of non-performing loans was 411.04% at March 31, 2021, compared to 415.82% at December 31, 2020, and 310.10% at March 31, 2020.

As a matter of policy and practice, the Company limits the level of concentration exposure in any particular loan segment and maintains a well-diversified loan portfolio.

ASSET QUALITY (Unaudited)
(dollars in thousands)

	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

ASSET QUALITY
Portfolio loans	$6,779,300	$6,814,177	$7,121,311	$7,229,020	$6,745,499
Portfolio loans excluding amortized cost of PPP loans	6,257,196	$6,367,774	$6,384,916	$6,499,734	$6,745,499
Loans 30-89 days past due	9,929	7,578	6,708	5,166	10,150
Non-performing loans:
Non-accrual loans	21,706	22,930	23,898	25,095	25,672
Loans 90+ days past due	1,149	1,371	279	285	1,540
Total non-performing loans	$22,855	$24,301	$24,177	$25,380	$27,212
Total non-performing loans, segregated by geography:
Illinois / Indiana	$15,457	$16,234	$15,097	$16,285	$17,761
Missouri	6,170	6,764	6,867	5,327	5,711
Florida	1,228	1,303	2,213	3,768	3,740
Other non-performing assets	4,292	4,571	4,978	3,755	3,553
Total non-performing assets	$27,147	$28,872	$29,155	$29,135	$30,765

Total non-performing assets to total assets	0.25%	0.27%	0.28%	0.27%	0.32%
Total non-performing assets to portfolio loans and non-performing assets	0.40%	0.42%	0.41%	0.40%	0.46%
Allowance to portfolio loans	1.39%	1.48%	1.39%	1.33%	1.25%
Allowance to portfolio loans, excluding PPP	1.50%	1.59%	1.55%	1.48%	1.25%
Allowance as a percentage of non-performing loans	411.04%	415.82%	408.82%	378.43%	310.10%
Net charge-offs (recoveries)	$309	$934	$2,754	$1,229	$3,413
Provision	$(6,796)	$3,141	$5,549	$12,891	$17,216

Non-Interest Income

Total non-interest income of $31.4 million for the first quarter of 2021 increased as compared to $30.5 million for the fourth quarter of 2020 and $27.5 million in the first quarter of 2020.  Revenues from wealth management fees and remittance processing activities represented 54.1% of the Company’s non-interest income for the quarter ended March 31, 2021, providing a balance to spread-based revenue from traditional banking activities.  On a combined basis, revenue from these two critical operating segments increased 11.1% year-over-year, from $15.3 million in the first quarter of 2020 to $17.0 million in the first quarter of 2021.

Wealth management fees were $12.6 million for the first quarter of 2021, an increase from $10.6 million for the fourth quarter of 2020 and $11.6 million for the first quarter of 2020.  Net income from the Wealth Management segment was $4.7 million for the first quarter of 2021, an increase from $3.3 million for the fourth quarter of 2020 and $3.6 million in the first quarter of 2020.  First Busey’s Wealth Management division ended the first quarter of 2021 with $10.69 billion in assets under care, compared to $10.23 billion at the end of the fourth quarter of 2020 and $8.93 billion at the end of the first quarter of 2020.

Remittance processing revenue from the Company’s subsidiary, FirsTech, Inc., increased to $4.4 million for the first quarter of 2021, compared to $3.9 million for the fourth quarter of 2020 and $3.8 million in the first quarter of 2020.  The Remittance Processing operating segment generated net income of $0.4 million for the first quarter of 2021 and fourth quarter of 2020, compared to $0.9 million for the first quarter of 2020.  The net income decline in first quarter of 2021 and fourth quarter of 2020 was attributable to costs associated with strategic investments undertaken to further enhance future growth.

Fees for customer services were $8.0 million for the first quarter of 2021, a decrease from $8.2 million for the fourth quarter of 2020 and $8.4 million reported for the first quarter of 2020.  Fees for customer services have been impacted by changing customer behaviors resulting from COVID-19 and related government stimulus programs.

Mortgage revenue was $2.7 million in the first quarter of 2021, compared to $3.2 million in the fourth quarter of 2020 and $1.4 million in the first quarter of 2020. Mortgage volume declined in the first quarter of 2021, while net gain on sale yields increased compared to the fourth and first quarters of 2020.

Operating Efficiency

Total non-interest expense was $54.5 million in the first quarter of 2021, compared to $64.1 million in the fourth quarter of 2020 and $60.5 million in the first quarter of 2020.  Non-interest expense including amortization of intangibles but excluding non-operating adjustment items1 was $54.2 million in the first quarter of first quarter of 2021, as compared to $56.5 million in the fourth quarter of 2020 and $60.4 million in the first quarter of 2020.

The efficiency ratio1 was 54.67% for the quarter ended March 31, 2021, compared to 59.70% for the quarter ended December 31, 2020, and 59.69% for the quarter ended March 31, 2020.  The adjusted efficiency ratio1 was 54.33% for the quarter ended March 31, 2021, 52.39% for the quarter ended December 31, 2020, and 59.54% for the quarter ended March 31, 2020.  The Company remains focused on expense discipline.

Noteworthy components of non-interest expense are as follows:

●	Salaries, wages, and employee benefits were $30.4 million in the first quarter of 2021, a decrease from $31.3 million in the fourth quarter of 2020 and $34.0 million from the first quarter of 2020. Total full-time equivalents at March 31, 2021, numbered 1,332 compared to 1,346 at December 31, 2020, and 1,507 at March 31, 2020, a decline of 11.6% year-over-year. Further, the deferral of PPP loan origination costs of $1.8 million contributed to the lower salaries, wages, and benefits expense in the first quarter of 2021.

●	Other expense in the first quarter of 2021 of $7.4 million decreased, as compared to $15.7 million in the fourth quarter of 2020 and $9.4 million in the first quarter of 2020. The deferral of PPP loan origination costs of $0.5 million reduced other expense in the first quarter of 2021. Provision for unfunded commitments of $0.4 million was recorded in the first quarter of 2021. Non-operating pretax acquisition expenses and other restructuring costs recorded in the fourth quarter of 2020 included $6.9 million of fixed asset impairments related to the October 2020 banking centers closure’s and further impairment on a banking center that had been closed related to a past acquisition.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on April 30, 2021, of $0.23 per common share to stockholders of record as of April 23, 2021.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of March 31, 2021, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines.  The Company’s tangible common equity1 (“TCE”) was $918.6 million at March 31, 2021, compared to $921.1 million at December 31, 2020, and $863.5 million at March 31, 2020.  TCE represented 8.82% of tangible assets at March 31, 2021, compared to 9.03% at December 31, 2020 and 9.22% at March 31, 2020.1

1Q21 Quarterly Earnings Supplement

For additional information on the Company’s response to COVID-19, financial condition, and operating results, please refer to the 1Q21 Quarterly Earnings Supplement presentation furnished via Form 8-K on April 27, 2021, in conjunction with this earnings release.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” for reconciliation.

Corporate Profile

As of March 31, 2021, First Busey Corporation (Nasdaq: BUSE) was a $10.76 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, the wholly-owned bank subsidiary of First Busey Corporation, had total assets of $10.74 billion as of March 31, 2021, and is headquartered in Champaign, Illinois.  Busey Bank currently has 53 banking centers serving Illinois, 10 banking centers serving Missouri, four banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana.  Through Busey Bank’s Wealth Management division, the Company provides asset management, investment, and fiduciary services to individuals, businesses, and foundations.  As of March 31, 2021, assets under care were $10.69 billion.

Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions for a total of $8.3 billion on an annual basis.  FirsTech, Inc. operates across all of North America, providing payment solutions which include, but are not limited to, electronic payments, mobile payments, phone payments, remittance processing, in person payments, and merchant services.  FirsTech, Inc. partners with 5,800+ agents across the U.S.  More information about FirsTech, Inc. can be found at firstechpayments.com.

First Busey has been named a Best Place to Work across the company footprint since 2016 by Best Companies Group.  We are honored to be consistently recognized by national and local organizations for our engaged culture of integrity and commitment to community development.

For more information about us, visit busey.com.

Category: Financial

Source: First Busey Corporation

Contacts:

Jeffrey D. Jones, Chief Financial Officer

217-365-4130

Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP.  These measures include adjusted pre-provision net revenue, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted net interest margin, efficiency ratio, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share, and return on average tangible common equity.  Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions.  Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most direct compared GAAP financial measures, specifically total net interest income in the case of adjusted pre-provision net revenue; net income in the case of adjusted net income, adjusted diluted earnings per share, and adjusted return on average assets; total net interest income in the case of adjusted net interest margin; total non-interest income and total non-interest expense in the case of efficiency ratio and adjusted efficiency ratio; and total stockholders’ equity in the case of tangible common equity, tangible common equity to tangible assets, tangible book value per share, and return on average tangible common equity, appears below.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring non-interest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation of Non-GAAP Financial Measures – Adjusted Pre-Provision Net Revenue (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net interest income	$64,893	$72,936	$69,433
Non-interest income	31,445	30,499	27,517
Less securities (gains) and losses, net	(1,641)	(855)	(587)
Non-interest expense	(54,499)	(64,073)	(60,514)
Reported: Pre-provision net revenue	40,198	38,507	35,849
Acquisition and other restructuring expenses	320	7,550	145
Provision for unfunded commitments	406	(12)	1,017
New Market Tax Credit amortization	1,829	1,111	1,200
Adjusted: Pre-provision net revenue	$42,753	$47,156	$38,211

Average total assets	10,594,245	10,419,364	9,688,177

Reported: Pre-provision net revenue to average assets[1]	1.54%	1.47%	1.49%
Adjusted: Pre-provision net revenue to average assets[1]	1.64%	1.80%	1.59%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted Return on Average Assets (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Reported: Net income	$37,816	$28,345	$15,364
Acquisition expenses:
Salaries, wages, and employee benefits	—	—	—
Data processing	7	56	—
Lease or fixed asset impairment	—	245	—
Professional fees and other	313	479	145
Other restructuring costs:
Salaries, wages, and employee benefits	—	113	—
Data processing	—	—	—
Lease or fixed asset impairment	—	6,657	—
Professional fees and other	—	—	—
Related tax benefit	(71)	(1,640)	(30)
Adjusted: Net income	$38,065	$34,255	$15,479

Diluted average common shares outstanding	55,035,806	54,911,458	54,913,329
Reported: Diluted earnings per share	$0.69	$0.52	$0.28
Adjusted: Diluted earnings per share	$0.69	$0.62	$0.28

Average total assets	$10,594,245	$10,419,364	$9,688,177

Reported: Return on average assets[1]	1.45%	1.08%	0.64%
Adjusted: Return on average assets[1]	1.46%	1.31%	0.64%

[1]Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Reported: Net interest income	$64,893	$72,936	$69,433
Tax-equivalent adjustment	601	655	730
Purchase accounting accretion related to business combinations	(2,157)	(2,469)	(2,827)
Adjusted: Net interest income	$63,337	$71,122	$67,336

Average interest earning assets	9,752,294	9,557,265	8,817,544

Reported: Net interest margin[1]	2.72%	3.06%	3.20%
Adjusted: Net interest margin[1]	2.63%	2.96%	3.07%

[1]Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Reported: Net interest income	$64,893	$72,936	$69,433
Tax-equivalent adjustment	601	655	730
Tax equivalent interest income	$65,494	$73,591	$70,163

Reported: Non-interest income	$31,445	$30,499	$27,517
Less security (gains) and losses, net	(1,641)	(855)	(587)
Adjusted: Non-interest income	$29,804	$29,644	$26,930

Reported: Non-interest expense	$54,499	$64,073	$60,514
Amortization of intangible assets	(2,401)	(2,439)	(2,557)
Non-operating adjustments:
Salaries, wages, and employee benefits	—	(113)	—
Data processing	(7)	(56)	—
Impairment, professional fees, and other	(313)	(7,381)	(145)
Adjusted: Non-interest expense	$51,778	$54,084	$57,812

Reported: Efficiency ratio	54.67%	59.70%	59.69%
Adjusted: Efficiency ratio	54.33%	52.39%	59.54%

Reconciliation of Non-GAAP Financial Measures – Tangible common equity, Tangible common equity to tangible assets, Tangible book value per share, Return on average tangible common equity (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Total assets	$10,759,563	$10,544,047	$9,721,405
Goodwill and other intangible assets, net	(361,120)	(363,521)	(370,572)
Tax effect of other intangible assets, net	13,883	14,556	16,530
Tangible assets	$10,412,326	$10,195,082	$9,367,363

Total stockholders’ equity	$1,265,822	$1,270,069	$1,217,585
Goodwill and other intangible assets, net	(361,120)	(363,521)	(370,572)
Tax effect of other intangible assets, net	13,883	14,556	16,530
Tangible common equity	$918,585	$921,104	$863,543

Ending number of common shares outstanding	54,345,379	54,404,379	54,401,208

Tangible common equity to tangible assets[1]	8.82%	9.03%	9.22%
Tangible book value per share	$16.65	$16.66	$15.57

Average common equity	$1,275,694	$1,261,298	$1,218,160
Average goodwill and other intangible assets, net	(362,693)	(365,120)	(372,240)
Average tangible common equity	$913,001	$896,178	$845,920

Reported: Return on average tangible common equity[2]	16.80%	12.58%	7.30%
Adjusted: Return on average tangible common equity[2,3]	16.91%	15.21%	7.36%

[1]Tax-effected measure, 28% estimated deferred tax rate.
[2]Annualized measure.
[3]Calculated using adjusted net income.

Special Note Concerning Forward-Looking Statements

Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance, and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations, and assumptions of the Company’s management, and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, state, national, and international economy (including the impact of the new presidential administration); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the COVID-19 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets; (iii) changes in state and federal laws, regulations, and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices, including FASB’s CECL impairment standards; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of The London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that the transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.